Exhibit 21

Nucor Corporation

2020 Form 10-K

Subsidiaries

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Nucor Steel Auburn, Inc.	Delaware
Nucor Steel Birmingham, Inc.	Delaware
Nucor Steel Decatur, LLC	Delaware
Nucor Steel Gallatin LLC	Kentucky
Nucor Steel Jackson, Inc.	Delaware
Nucor Steel Kankakee, Inc.	Delaware
Nucor Steel Kingman, LLC	Delaware
Nucor Steel Marion, Inc.	Delaware
Nucor Steel Memphis, Inc.	Delaware
Nucor Steel Seattle, Inc.	Delaware
Nucor Steel Tuscaloosa, Inc.	Delaware
Nucor Steel Connecticut, Inc.	Delaware
Nucor-Yamato Steel Company	Delaware
Nu-Iron Unlimited	Trinidad
Nucor Castrip Arkansas LLC	Delaware
Harris Steel Inc.	Delaware
Harris U.S. Holdings Inc.	Delaware
Harris Steel ULC	Canada
Magnatrax Corporation	Delaware
The David J. Joseph Company	Delaware
Ambassador Steel Corporation	Indiana
Nucor Energy Holdings Inc.	Delaware
Skyline Steel, LLC	Delaware
Nucor Steel Louisiana LLC	Delaware
Nucor Tubular Products, Inc.	Illinois
Republic Conduit, Inc.	Delaware
St. Louis Cold Drawn LLC	Delaware
Nucor Steel Sedalia LLC	Delaware
Nucor Steel Florida Inc.	Delaware
American Building Company Illinois LLC	Delaware
Nucor Building Systems Utah LLC	Delaware
Nucor Cold Finish Wisconsin, Inc.	Delaware
Nucor Steel Longview LLC	Delaware
Nucor Tubular Products Madison LLC	Delaware
Nucor-LMP Inc	Delaware
Republic Conduit Manufacturing LLC	Delaware
TrueCore, LLC	South Carolina
Universal Industrial Gases, LLC	Delaware
Vulcraft of New York, Inc.	Delaware
Nucor Coatings Corporation	Delaware